Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” and “Selected Consolidated Financial Data” and to the use of our report dated March 18, 2004, in the Registration Statement (Form S-1) and related Prospectus of Symmetry Medical, Inc. dated May 28, 2004.

Indianapolis, IN

May 24, 2004